TRIMBLE NAVIGATION LIMITED
                                  EXHIBIT 11.1

                 Computation of Earnings (Loss) Per Common Share

                                                          Three Months Ended            Six Months Ended
                                                                June 30,                   June 30,
                                                         1996           1995          1996          1995
- -------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)

PRIMARY EARNINGS (LOSS) PER COMMON SHARE

 Computation of common and common
   equivalent shares outstanding:
    Common stock outstanding                                21,791        19,079        21,735        18,970
    Common stock options                                        -          1,194            -          1,161
    Common stock warrants                                       -            198            -            177
                                                      ------------   ------------  ------------ -------------
 Total weighted average common
    and dilutive common equivalent shares outstanding       21,791        20,471        21,735        20,308
                                                      ============   ============  ============ =============


 Net income (loss)                                     $   (2,585)   $     4,287   $    (3,731) $      6,214
                                                      ============   ============  ============ =============


 Primary earnings (loss) per share                     $    (0.12)   $      0.21   $     (0.17) $       0.31
                                                      ============   ============  ============ =============


FULLY DILUTED EARNINGS (LOSS) PER COMMON SHARE

 Computation of common and common
   equivalent shares outstanding:
    Common stock outstanding                               21,791         19,079        21,735        18,970
    Common stock options                                       -           1,255            -          1,203
    Common stock warrants                                      -             210            -            185
                                                      ------------   ------------  ------------ -------------
 Total weighted average common
    and dilutive common equivalent shares outstanding      21,791         20,544        21,735        20,358
                                                      ============   ============  ============ =============


 Net income (loss)                                     $   (2,585)   $     4,287   $    (3,731) $      6,214
                                                      ============   ============  ============ =============


 Fully diluted earnings (loss) per share               $    (0.12)   $      0.21   $     (0.17) $       0.31
                                                      ============   ============  ============ =============

                                      (25)